EXHIBIT 10.V
Hasbro, Inc.
2023 Performance Rewards Program
January 1, 2023

Hasbro, Inc.
Performance Rewards Program
1.0     Background
1.1 Performance Rewards Program (“PRP”)
•Establishes standard criteria to determine PRP eligibility and overall company or business objectives.
•Provides guidelines for the establishment of target incentive awards.
The following describes the various plans that are funded pursuant to the PRP.
•Corporate Plan - Funding under the PRP for eligible employees identified pursuant to Section 1.5 is based on performance of Hasbro, Inc. and its subsidiaries (the “Company”).
•Business Area Plans - Funding under the PRP for eligible employees identified pursuant to Section 1.5 will be based on the performance of the applicable business area of the Company. For purposes of this document, each of the following is referred to as “Business Area:” the Hasbro Consumer Products reporting segment, the Entertainment reporting segment and the Wizards of the Coast and Digital Gaming reporting segment (“Wizards”), and the following other business units: Commercial, Family Brands, Film & TV, Licensed Consumer Products and PULSE.
•Performance objectives and goals are established to measure performance achievement and may be based on one or more of the following:

Corporate Plan:
•Net Revenues
•Operating Profit Margin
•Hasbro Strategic Scorecard

Business Area Plans:
•Business Area Net Revenue
•Business Area Operating Profit Margin
•Hasbro Strategic Scorecard
1.2Purpose
The Company has established this PRP for the purpose of providing annual incentive compensation to those employees who contribute significantly to the growth and success of the Company’s business; to attract and retain, in the employ of the Company, individuals of outstanding ability; and to align the interests of employees with the interest of the Company’s shareholders.

1.3General Guideline
No employee has any legal entitlement to participate in the PRP or to receive an incentive award under the PRP.
1.4Scope
The PRP is applicable to eligible employees of the Company.
1.5Eligibility
Management shall determine, in its sole discretion, those employees whose duties and responsibilities contribute significantly to the growth and success of the Company’s business and are eligible to participate in the PRP. Eligibility to participate in the PRP does not guarantee the receipt of an incentive award under the PRP. Unless otherwise required by law or determined by management, if an employee is eligible to participate in the PRP and/or any other annual incentive (or similar) plan implemented from time to time by the Company, such employee may only participate in one plan at the same time, as determined by the Company in its sole discretion.
Eligible employees will be assigned to the Corporate Plan or a Business Area Plan for an employee’s applicable Business Area, in each case at the Company’s sole discretion. Eligible employees selected to participate in either the Corporate Plan or one of the Business Area Plans are referred to herein as “participants.”
2.0    Incentive Award Levels
2.1Target Incentive Award
Except as otherwise determined by the Company, target incentive awards are expressed as a percentage of earned base salary for the PRP year. For purposes of this PRP, earned base salary means all base compensation for the participant for the fiscal year, which base compensation shall include all base compensation amounts deferred into the Company’s retirement savings plan (but excluding any matching or Company contributions made to such plan on the participant’s behalf), the Company’s Non-Qualified Deferred Compensation Plan and/or any similar successor plans for the fiscal year and excludes, where allowed by law, any bonus or other benefits, other than base compensation, for the fiscal year. By design, the target incentive awards are the award levels that PRP participants are eligible to earn when they, the Company or their applicable Business Area achieve both their financial and strategic goals and objectives, as applicable. Target incentive awards may be determined by job level, previously determined percentage of earned base salary, or a previously determined fixed percentage or amount. Target incentive awards may also vary by region or Business Area.
2.2Maximum Incentive Award
Under the PRP, the maximum incentive award for participants below job level 80 is 200% of the target incentive award. The maximum incentive award for employees in a job level 80 or above is 300% of the target incentive award.

3.0    Measures of Performance
•Corporate Plan - PRP funding for the Corporate Plan is based 80% on Company Performance and 20% on the Hasbro Strategic Scorecard.
•Business Area Plans - PRP funding for each of the Business Area Plans is based 80% on the applicable Business Area performance and 20% on the Hasbro Strategic Scorecard.
3.1Establishing Corporate or Business Area Performance Metrics and Targets
In the first quarter of the PRP year, the Company’s senior management will establish performance metrics and the level of target performance for the year associated with each of the performance metrics for the Corporate Plan and the various Business Area Plans. Those performance metrics and target levels are reviewed and approved by the Company’s Chief Executive Officer (“CEO”) and, with respect to any plan in which a Section 16 Officer of the Company participates, by the Company’s Board of Directors (“Board”) or the Compensation Committee of the Board (the “Compensation Committee”).
3.2Company Performance Metrics
Company Performance is measured by Net Revenue and Operating Profit Margin. Net Revenue and Operating Profit Margin performance is determined by individually assessing Company Performance against the goals for each metric, applying the performance scale and weighting each metric. The Hasbro Strategic Scorecard is assessed by reviewing both quantitative and qualitative factors against each strategic metric individually to determine the overall Hasbro Strategic Scorecard result. The results of both the financial metrics and Hasbro Strategic Scorecard are then weighted to determine the overall payout factor as set forth below.
The weightings and definitions of the Company financial metrics are:

Metric	Definition	Weighting
Net Revenue	Third Party Gross Sales (after returns) less Sales Allowances plus Third Party Royalty Income, Digital Gaming Revenue, Film & TV Revenue	40%
Operating Profit Margin	Operating Profit divided by Net Revenues	40%
The weightings and definitions of the metrics making up the Hasbro Strategic Scorecard are:

Metric	Definition	Weighting
Cost Savings (non-labor)	Significant improvements to operational efficiency, non-labor cost savings	10%
Operating Model Improvements (Including labor)	Operating model improvements to enhance customer focus, including labor savings	10%

3.3Business Area Performance Metrics
Each Business Area will assess financial performance based on Net Revenue and Operating Profit Margin specific to the respective Business Area. Business Area performance is determined by individually assessing Business Area performance against goals for each metric, applying the performance scale, weighting each metric and summing the total. The Hasbro Strategic Scorecard is assessed by reviewing both quantitative and qualitative factors against each strategic metric individually to determine the overall Hasbro Strategic Scorecard result. The results of both the Business Area financial metrics and Hasbro Strategic Scorecard are then weighted to determine the overall Business Area payout factor as set forth below.
The weightings and definitions for the Business Area Financial metrics are:

Metric	Definition	Weighting
Business Area Net Revenue	As applicable for the respective Business Area: Third Party Gross Sales (after returns) less Sales Allowances plus Third Party Royalty Income, Digital Gaming Revenue and Film & TV Revenue	40%
Business Area Operating Profit Margin	Operating Profit divided by Net Revenues	40%
The weightings and definitions for the Hasbro Strategic Scorecard are:

Metric	Definition	Weighting
Cost Savings (non-labor)	Significant improvements to operational efficiency, non-labor cost savings	10%
Operating Model Improvements (Including labor)	Operating model improvements to enhance customer focus, including labor savings	10%
4.0     Development of Funding Pools
After the end of the fiscal year, the actual performance for Corporate and each of the Business Areas will be calculated (based on the Company’s and the respective Business Area’s performance against the target goals established for each financial and strategic performance metric as of fiscal year-end) and approved by the Company’s Chief Financial Officer.
The performance scales for the metrics for the Corporate Plan and Business Area Plans, as applicable, are as follows:

Net Revenue Performance Scale:

Performance % of Target	Funding Pool Scale %
< 85%	0%
85%	50%	Threshold performance
100%	100%	Target performance
≥115%	200%	Maximum performance
Operating Profit Margin Performance Scale:

Performance % of Target	Funding Pool Scale %
< 80%	0%
80%	50%	Threshold performance
100%	100%	Target performance
≥125%	200%	Maximum performance
Strategic Scorecard Performance Scale:

The metrics included on the Hasbro Strategic Scorecard will be assessed using a combination of quantitative and qualitative measures. Achievement for each strategic metric will range from 0% to a maximum of 200%.
In the event that achievement for a financial performance metric is between threshold performance and target performance or between target performance and maximum performance, the applicable funding pool scale percentage will be determined by linear interpolation between threshold performance and target performance or between target performance and maximum performance, as applicable.
In the case of the Corporate Plan, the financial performance metric must achieve threshold performance, or no award is payable under that metric before the performance scale is applied to the applicable metric. The failure of one financial metric to achieve threshold performance does not impact the other financial metric; provided, however, that for funding to occur at least one financial metric must achieve threshold performance.
In the case of the Business Area Plans, both financial performance metrics must achieve at least threshold performance or no award is payable for the Business Area component of the respective Business Area Plan.
The payout attributable to each performance metric (financial and strategic) will be weighted and added to arrive at the overall achievement which determines the funding pool.
An illustrative example of the development of a funding pool for the Corporate Plan is as follows:
If the Company achieves Net Revenue of 100% of target (which results in 100% funding) and Operating Profit Margin of 80% of target (which results in 50% funding) and the Hasbro strategic scorecard achieves 95%, then the aggregate weighted achievement for the Corporate Plan would be 79%, calculated as follows:
(100% x 40%) + (50% x 40%) + (95% x 20%) = 79%

In this example, the results of the Hasbro strategic scorecard are shown below:

Metric	Weighting	Result	Weighted Result
Cost Savings (non-labor)	10%	100%	10%
Operating Model Improvements (Including labor)	10%	90%	9%
Strategic Scorecard Result	20%	95%	19%
In the above example, the Hasbro Strategic Scorecard for each of the Corporate and respective Business Area Plans would be 19%, calculated as follows:
(95% x 20%) = 19%
Illustrative examples of the development of a funding pool for the Business Area component of a Business Area Plan are as follows:
If the applicable Business Area achieves Net Revenue of 100% of target (which results in 100% funding) and Business Area Operating Profit Margin of 65% of target (which is below the 80% threshold), the Business Area component of the respective Business Area Plan will not fund (0% funding). In this scenario, the funding pool, if any, will be determined solely by the Hasbro Strategic Scorecard component of the Business Area Plans.
or
If the applicable Business Area achieves Net Revenue of 85% of target (which results in 50% funding), and Operating Profit Margin of 100% of target (which results in a 100% funding), the aggregate weighted achievement for the Business Area component of the respective Business Area Plan would be 60%, calculated as follows:
(50% x 40%) + (100% x 40%) = 60%
Once all Business Area results have been calculated, the funding pool of each respective Business Area component is developed. The Business Area component funding pool for each of the Business Areas (weighted at 80%), combined with the Hasbro Strategic Scorecard funding pool (weighted at 20%), will equal the aggregate of the PRP funding pool for the respective Business Area Plan.
(50% x 40%) + (100% x 40%) + (95% x 20%) = 79%
    4.1     Funding Pools
The Company calculates the Corporate Plan funding pool based on the Company’s Performance through the end of the fiscal year against the applicable performance targets and the Hasbro Strategic Scorecard (“Corporate Plan Funding Pool”). The Company calculates the funding pool for the Business Area Plans based on Business

Area performance through the end of the fiscal year against applicable financial performance targets for the respective Business Area and performance against the Hasbro Strategic Scorecard (the “Business Area Funding Pool”). The aggregate pool for all Business Area Plans and, together with the Corporate Plan Funding Pool, is referred to hereinafter as the “Funding Pool”.
Although the CEO and the Compensation Committee reserve the right to alter the Funding Pool after year end, but prior to the actual payment of awards to participants in the PRP, it is expected that such discretion will only be exercised in rare or extreme circumstances, and that generally the Funding Pool, as it has been computed, will be paid (absent any affirmative exercise of this discretion) to the participants in the PRP collectively following the end of the fiscal year.
    4.2     High Performer Pool
Following the end of the year, but prior to the payment of all awards under the PRP, management of the Company, in its sole discretion, may determine it appropriate to reward high-performing Company employees through an additional funding pool (the “High Performer Pool”). Funding of the High Performer Pool is determined by the achievement of the Company’s Operating Profit Margin, overall Company or reporting Business Area performance and affordability. The aggregate amount of the High Performer Pool is subject to Compensation Committee approval.
    4.3     Total Awards Under the PRP
The aggregate of all incentive awards under the PRP shall consist of the sum of the Funding Pool and the High Performer Pool.
    4.4.     Management Review
Payment of any incentive award to an employee is subject to management’s review. For purposes of the PRP, management has the ability to review the proposed payout of any incentive award under the PRP to an eligible employee and to determine whether such proposed incentive award should be adjusted based on the participant’s performance, contributions to the organization, or any other factor not prohibited by applicable law. In completing this review, management has the option of providing a zero value incentive award to the employee regardless of Corporate or Business Area performance. For participants that do not receive an incentive award or that receive a reduced incentive award, the portion of such employee’s potential incentive award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to other PRP participants in the manner determined by management.
5.0     Removals, Transfers, Terminations, Promotions and Hiring Eligibility
Except to the extent applicable legal requirements or the terms of an employment agreement mandate a different result, the following scenarios will be addressed under the PRP in the manner set forth below.
5.1     Participants whose employment with the Company is terminated because of retirement or disability:

(i)After the close of the PRP year, but prior to the actual distribution of incentive awards for such year, may be awarded an incentive award for the plan year at the discretion of the EVP and Chief People Officer. For any such participant who is not given an incentive award, the portion of such person’s potential incentive award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to PRP participants in the manner determined by management.
(ii)After the beginning, but prior to the close of the PRP year, no award shall be granted unless authorized at the discretion of the EVP and Chief People Officer.
5.2     Participants whose employment with the Company is terminated because of death:
(i)After the close of the PRP year, but prior to the actual distribution of awards for such year, shall be awarded an incentive award. Such payment will be made to the deceased employee’s estate.
(ii)After the beginning, but prior to the close of the PRP year, no award shall be granted unless authorized at the discretion of the EVP and Chief People Officer. Any such payments will be made to the deceased employee’s estate.
5.3Participants who resign for any reason during the PRP year or after the close of the PRP year, but prior to the distribution of incentive awards for such year, will not receive an incentive award for any PRP year. For any such employee, the portion of such person’s potential incentive award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to PRP participants in the manner determined by management.
5.4Participants who are terminated from the employ of the Company or any of its subsidiaries for cause or for any offense involving moral turpitude or an offense involving breach of the fiduciary duty owed by the individual to the Company will not be entitled to an incentive award for any PRP year. For any such employee, the portion of such person’s potential incentive award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to PRP participants in the manner determined by management.
5.5Participants who are terminated from the employ of the Company or any of its subsidiaries due to any reason other than the ones enumerated above, including, without limitation, employees who are discharged due to job elimination:
(i)After the close of the PRP year, but prior to the actual distribution of incentive awards for such year, may be awarded an incentive award. No award shall be granted unless authorized at the discretion of the EVP and Chief People Officer. For any such employee who is not given an incentive award, the portion of such person’s potential incentive award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to PRP participants in the manner determined by management.
(ii)After the beginning, but prior to the close of the PRP year, the employee is no longer eligible for that year. However, a discretionary incentive award may be granted by the EVP and Chief People Officer.
5.6     Participants under statutory or contractual notices
(i)At the end of the fiscal year, except as may be required by contract or applicable law, no award shall be granted unless authorized at the discretion of the EVP and Chief People Officer. For any such employee who is not given an incentive award, the portion of such person’s potential incentive award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to PRP participants in the manner determined by management.
(ii)Which ends prior to the close of the PRP year, shall not be eligible for an incentive award for that plan year except as may be required by contract or applicable law. However, a discretionary incentive award may be granted by the EVP and Chief People Officer.
5.7Participants transferred during the PRP year from one division of the Company to another where such transfer results in the participant being assigned to different plans during the same PRP year (e.g., from the Corporate Plan to a Business Area Plan; from a Business Area Plan to the Corporate Plan; or from a Business Area Plan to a different Business Area Plan), will be eligible to receive an incentive award (subject to achievement of the requisite performance) through the plan associated with such employee’s position at the end of the PRP year, but the award amount may be based on the performance of the respective plans associated with the employee’s positions during the same PRP year, in such amount and in such manner as determined in the sole discretionary of the EVP and Chief People Officer.
5.8Employees hired during the PRP year must be actively employed on or before October 1st or another date designated by the EVP and Chief People Officer of the PRP year to participate in the PRP for that PRP year. Incentive awards will be made based upon the employee's earned base salary during the period of their employment with the Company during the PRP year.
5.9The eligibility for an incentive award under the PRP for employees who remain employed with the Company during the PRP year but whose change in employment status through promotion or reclassification affects their level of participation:

(i)Prior to October 1st or another date designated by the EVP and Chief People Officer, of the PRP year, will participate at the level consistent with the promotion or reclassification.
(ii)After October 1st or another date designated by the EVP and Chief People Officer, but prior to the close of the PRP year, will participate at the level consistent with their classification prior to the promotion or reclassification.
5.10The eligibility for an incentive award under the PRP for employees who remain employed with the Company during the PRP year but whose change in employment status through demotion affects their level of participation will be determined in the sole discretion of the EVP and Chief People Officer.
6.0    Administration of the PRP
6.1Amendments to the PRP (Contingency Clause)
The CEO and the Compensation Committee reserve the right to interpret, amend, modify, or terminate the PRP in accordance with changing conditions at any time in their sole discretion.
6.2Incentive Award Distribution
Incentive awards, when payable, shall be paid as near to the close of the Company’s fiscal year as may be feasible. Participants in the PRP must be employed at the time of award distribution in order to receive an incentive award, except as otherwise provided herein.
No individual has the right to receive an incentive award until it has been approved and distributed in accordance with the provisions of the PRP.
6.3Non-Assignment of Awards
Participants eligible to receive incentive awards shall not have any right to pledge, assign, or otherwise dispose of any unpaid or projected awards.
6.4Deferral of Awards
Participants eligible to defer incentive awards through the Deferred Compensation Program (DCP) may elect to do so during the annual DCP enrollment.
6.5Clawback of Awards
By accepting any incentive award under the Plan, the participant acknowledges and agrees that any incentive compensation the participant is awarded is subject to the Hasbro, Inc. Clawback Policy, as it may be amended from time to time by the Board. Such acknowledgement and agreement is a material condition to receiving any incentive award under the Plan, which would not have been awarded to the participant otherwise.

6.6Stock Ownership
Additionally, the participant acknowledges and agrees that if the participant is now, or becomes subject in the future to, the Hasbro, Inc. Executive Stock Ownership Policy, as it may be amended from time to time by the Board (the “Stock Ownership Policy”), then the receipt of any incentive award under the PRP is contingent upon the participant’s compliance with the terms of the Stock Ownership Policy, including without limitation, the requirement to retain an amount equal to at least 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until the Participant’s applicable requirement levels are met. Failure to comply with the Stock Ownership Policy may, in the Company’s sole discretion, result in the reduction or total elimination of any incentive award that otherwise might be payable under the PRP and/or result in the Company determining to substitute other forms of compensation, such as equity, for any award the participant otherwise might have received under the PRP.